                                                                     EXHIBIT 4.2



                           CERTIFICATE OF DESIGNATIONS
                                       OF

                 CUMULATIVE REDEEMABLE PREFERRED STOCK, SERIES C

                                       OF

                              BARGO ENERGY COMPANY

                         Pursuant to Article 2.13 of the
                         Texas Business Corporation Act

     Bargo Energy Company, a corporation organized and existing under the laws of the State of Texas (the "Corporation"), DOES HEREBY CERTIFY that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation and in accordance with Article 2.13 of the Texas Business Corporation Act, on March ___, 2000, the Board of Directors of the Corporation duly adopted, by all necessary action on the part of the Corporation, the following resolutions establishing and designating a series of its Preferred Stock, par value $.01 per share, designated "Cumulative Redeemable Preferred Stock, Series C" and fixing and determining the relative rights and preferences thereof-

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the "Board of Directors") in accordance with the provisions of its Articles of Incorporation, a series of Preferred Stock, par value $.01 per share, of the Corporation is hereby created, and that the designation and number of shares thereof and the preferences, limitations and relative rights thereof are as follows:

     Section 1. DESIGNATION, NUMBER OF SHARES AND STATED VALUE OF CUMULATIVE REDEEMABLE PREFERRED STOCK, SERIES C. There is hereby authorized and established a series of Preferred Stock that shall be designated as "Cumulative Redeemable Preferred Stock, Series C" (hereinafter referred to as "Series C Preferred"), and the number of shares constituting such series shall be Forty-Five Thousand (45,000). Such number of shares may be increased or decreased, but not to a number less than the number of shares of Series C Preferred then issued and outstanding, by resolution adopted by the full Board of Directors. The "Stated Value" per share of the Series C Preferred shall be equal to One Thousand Dollars ($1,000) subject to adjustments as provided herein.

     Section 2. DEFINITIONS. In addition to the definitions set forth elsewhere herein, the following terms shall have the meanings indicated:

     ADJUSTED CURRENT LIABILITIES: shall mean, (a) the total of all items which would appear as a current liability upon a balance sheet of the Corporation or its consolidated subsidiaries prepared in accordance with GAAP, less (b) the total of any such items appearing as a current liability which would be included in the definition of Total Consolidated Indebtedness.

     ADJUSTED NET WORKING CAPITAL: shall mean (a) the total of all items which would appear as current assets upon a balance sheet of the Corporation or its consolidated subsidiaries prepared in accordance with GAAP less (b) Adjusted Current Liabilities.

     BUSINESS DAY: means any day other than a Saturday, Sunday or a day on which banking institutions in Houston, Texas are authorized or obligated by law or executive order to close.

     CALCULATION DATE: means any date on which PV-10 Value (defined below) is calculated, as follows: (i) PV-10 Value shall be calculated by independent reserve engineers (designated by the Corporation and reasonably acceptable to the holders of a majority of the Series C Preferred outstanding at such time) as of each January 1, the final report for which shall be provided to the Corporation and the holders of Series C Preferred no later than the following March 16, (ii) PV-10 Value shall be calculated by the Corporation's reserve engineers as of each July 1, commencing in 2001, the final report for which shall be provided to the Corporation and the holders of Series C Preferred no later than the following August 14, and (iii) PV-10 Value shall be calculated by independent reserve engineers (designated by the holders of a majority of the Series C Preferred outstanding and reasonably acceptable to the Corporation) as of a date other than January 1 or July 1, as requested by the holders of a majority of the Series C Preferred outstanding; provided, however, that no Calculation Date shall occur prior to September 1, 2000. The costs and expenses of each such report contemplated under this definition shall be borne by the Corporation; provided, that if a report is requested and prepared under clause
(iii) of this definition more than once during any given calendar year, the costs and expenses of the second and any subsequent report requested and prepared during such year shall be borne by the holders of the Series C Preferred outstanding, pro rata based on their then respective ownership of the shares of Series C Preferred outstanding.

     CAPITALIZED LEASE OBLIGATION: means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP (defined below), and, for the purpose of this designation, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     CHANGE OF CONTROL: means (i) any merger, reorganization, purchase or sale of voting securities, or other transaction resulting in at least fifty percent 50% of the issued and outstanding shares of voting securities of the Corporation outstanding immediately prior to the consummation of such transaction being "beneficially owned" by a single Person or a "group," as such terms are defined in Rule 13d-3 and 13d-5, respectively, promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, (ii) a sale, in one or more related transactions, of substantially all the assets of the Corporation, or (iii) the time at which Tim Goff has ceased to serve as the Chief Executive Officer of the Corporation for a period of 30 consecutive days; provided that, the following shall not be deemed a Change of Control: (a) the acquisition or beneficial ownership of voting securities by the Initial Holders, their respective affiliates, or any group of which an Initial Holder or their respective affiliates is a member; (b) any repurchase of voting securities by the Corporation or any subsidiary of the Corporation; (c) any transaction pursuant to which securities are transferred by an Initial Holder or an affiliate of an Initial Holder; (d) any transaction that causes a Person to become the beneficial owner of voting securities of the Corporation as a result of acquiring an interest in an Initial Holder, an affiliate of an Initial Holder or a transferee of an Initial Holder, or (e) any distribution or dividend to equity-holders made by any of the following entities: BEC Partnership, a Texas general partnership, TJG Investments, Inc., a Texas corporation, BOC Operating Corporation, a Texas corporation, and BER Partnership L.P., a Texas limited partnership.

     COMMON STOCK: means the common stock, $.01 par value per share, of the Corporation.

     EXCESS OFFERING PROCEEDS: means, with respect to any Qualified Public Offering (defined below), the lesser of (i) the net proceeds received by the Corporation from such offering (less discounts, commissions and costs directly incurred by the Corporation in connection with the offering) and (ii) the amount of Series C Preferred and Parity Securities that the Corporation may redeem in compliance with all loan agreements, mortgages, indentures, guarantees, or other evidences of indebtedness to which the Corporation is subject on the date of the closing of such offering.

     GAAP: means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America.

     INITIAL HOLDERS: means Energy Capital Investment Company PLC, an English investment company, EnCap Energy Capital Fund III-B, L.P., a Texas limited partnership, BOCP Energy Partners, L.P., a Texas limited partnership, EnCap Energy Capital Fund III, L.P., a Texas limited partnership, Kayne Anderson Energy Fund, L.P., a Delaware limited partnership, BancAmerica Capital Investors SBIC I, L.P.. a Delaware limited partnership, Eos Partners, L.P., a Delaware limited partnership, Eos Partners SBIC, L.P., a Delaware limited partnership, Eos Partners SBIC II, L.P., a Delaware limited partnership, SGC Partners II LLC, a Delaware limited liability company, and Bankers Trust Company, a New York banking corporation.

     JUNIOR SECURITIES: means the Common Stock, any preferred stock of the Corporation issued and outstanding on the Original Issue Date (other than the "Cumulative Redeemable Preferred Stock, Series B" ("Series B Preferred")), or any other series of stock issued by the Corporation ranking junior as to the Series C Preferred with respect to payment of dividends, or upon liquidation, dissolution or winding up of the Corporation.

     ORIGINAL ISSUE DATE: means the date on which shares of the Series C Preferred are first issued.

     PARITY SECURITY: means the Series B Preferred or any other class or series of stock issued by the Corporation ranking on a parity with the Series C Preferred with respect to payment of dividends, and upon liquidation, dissolution or winding up of the Corporation.

     PERSON: means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate, or other entity or organization, other than the Corporation, any subsidiary of the Corporation, any employee benefit plan of the Corporation or any subsidiary of the Corporation, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan.

     PREFERRED STOCK REDEMPTION VALUE: on any Calculation Date shall equal (i) the number of shares of a series of Preferred Stock outstanding on the Calculation Date, multiplied by the Stated Value of the series of Preferred Stock, plus (ii) all accrued but unpaid dividends on the Calculation Date.

     PROVED RESERVES: means "Proved Reserves" as defined in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

     PV-10 VALUE: means the present value, discounted at 10% per annum, of the future net cash flow attributable to the Corporation's and its subsidiaries' estimated Proved Reserves. Future cash flows will be calculated using (i) prices based upon the average of the pricing assumptions then being utilized by the three largest banks in Houston, Texas, actively involved in energy lending, (ii) costs and production taxes derived from and consistent with those actually incurred by the Corporation, escalated at the same rate, if any, being applied to prices, and (iii) such other assumptions as shall be reasonably acceptable to the holders of a majority of the Series C Preferred.

     QUALIFIED PUBLIC OFFERING: means a public offering for cash by the Corporation of securities pursuant to a registration statement declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, other than an offering on Form S-8 or successor form thereof.

     REDEMPTION DATE: means the date fixed for any redemption of the Series C Preferred as provided in Section 5 or 6.

     REDEMPTION PRICE: means, for each share of Preferred Stock on any Redemption Date, the Stated Value of such share plus all accrued and unpaid dividends on such share to and including such Redemption Date.

     SENIOR SECURITIES: means any class or series of stock issued by the Corporation ranking senior to the Series C Preferred with respect to payment of dividends, or upon liquidation, dissolution or winding up of the Corporation.

     TOTAL CONSOLIDATED INDEBTEDNESS: means without duplication, (a) all liabilities of the Corporation and its consolidated subsidiaries for borrowed money or for the deferred purchase price of property or services (excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business), and all liabilities of such persons incurred in connection with any letters of credit, bankers' acceptances or other similar credit transactions or any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any capital stock, or any warrants, rights or options to acquire capital stock outstanding, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP,
(b) all obligations of the Corporation and its consolidated subsidiaries evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet prepared in accordance with GAAP, (c) all indebtedness of the Corporation and its consolidated subsidiaries created or arising under any conditional sale or other title retention agreement with respect to property acquired (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business unless and until such accounts payable are outstanding more than 90 days, (d) all Capitalized Lease Obligations, (e) all indebtedness referred to in the preceding clauses of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right to be secured by) any lien upon property (including, without limitation, accounts and contract rights) owned by the Corporation or its subsidiaries (the amount of such obligation being deemed to be the lesser of the value of such property or the amount of the obligation so secured), (f) all guarantees by the Corporation and its subsidiaries of indebtedness referred to in this definition, and (g) to the extent not otherwise included in Adjusted Current Liabilities or any of the foregoing clauses of this definition of Total Consolidated Indebtedness, all amounts (including damages, fines, penalties, and interest thereon) owed by the Corporation and its subsidiaries pursuant to a final, nonappealable judgment rendered by a court or other governmental body. Notwithstanding the foregoing, the amounts accrued to redeem the Series B Preferred or Series C Preferred or representing dividends or other amounts payable on or with respect to the Series B Preferred or the Series C Preferred shall not be deemed Total Consolidated Indebtedness.

     TOTAL PROVED COVERAGE: means, on any Calculation Date, (i) the PV-10 Value plus the lesser of (a) Adjusted Net Working Capital (or minus such amount if negative) or (b) the total of all items which would appear as cash and cash equivalents upon a balance sheet of the Corporation or its consolidated subsidiaries prepared in accordance with GAAP plus (only to the extent not already included in cash and cash equivalents under this clause (b)) all amounts in escrow or on deposit that are transferred by the Corporation in connection with a pending acquisition divided by (ii) the sum of (x) Total Consolidated Indebtedness plus (y) the Preferred Stock Redemption Value for the Series B Preferred Stock on such date plus (z) the Preferred Stock Redemption Value for the Series C Preferred Stock on such date.

     Section 3. DIVIDENDS AND DISTRIBUTIONS.

     (a) The Series C Preferred shall rank prior to the Junior Securities with respect to dividends. The holders of shares of the Series C Preferred shall be entitled to receive, when, as and if declared by the Board of Directors, as legally available, cumulative dividends. The rate of dividends per share shall be expressed as a percentage of the Stated Value in effect at the relevant time ("Dividend Rate") and shall initially be 12% per annum; provided, however, that the Dividend Rate shall be reset as of each Calculation Date as follows: (i) if the Total Proved Coverage on such Calculation Date is 1.5 or greater, then the Dividend Rate for the period commencing on such Calculation Date and ending on the day immediately prior to the next succeeding Calculation Date shall be 12% per annum; but (ii) if the Total Proved Coverage on such Calculation Date is less than 1.5, then the Dividend Rate for the period commencing on such Calculation Date and ending on the day immediately before the next Calculation Date shall be 15% per annum. However, if on any Calculation Date -- following the first Calculation Date - (the "Measuring Date") it is the case that (a) the Dividend Rate was at least 15% on the day before such Measuring Date, and (b) the Total Proved Coverage is less than 1.5 on the Measuring Date, and (c) the Total Proved Coverage was less than 1.5 on the most immediately preceding Calculation Date that also is at least 180 days prior to the Measuring Date, then the Dividend Rate for the period commencing on the Measuring Date and ending on the day immediately before the next Calculation Date shall be 18% per annum. Such dividends on shares of Series C Preferred shall be cumulative from the date such shares are issued, whether or not in any period the Corporation shall be legally permitted to make the payment of such dividends and whether or not such dividends are declared, and shall be payable when, as and if declared by the Board of Directors in cash on each January 1, April 1, July 1, and October 1, in each year, except that if any such date is not a Business Day then such dividends shall be payable on the next succeeding Business Day (as applicable, each a "Dividend Payment Date"). Subject to the last sentence of this subsection (a), cash dividends shall accrue and be payable at the Dividend Rate in effect as of the immediately preceding Calculation Date. Such dividends shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Corporation legally available for the payment of dividends.

     (b) Dividends shall be calculated on the basis of the time elapsed from and including the date of issuance of such shares to and including the Dividend Payment Date or on any final distribution date relating to conversion or redemption or to a dissolution, liquidation or winding up of the Corporation. Dividends payable on the shares of Series C Preferred for any period of less than a full calendar year shall be prorated for the partial year on the basis of a 360-day year of 12 30-day months..

     (c) To the extent dividends are not paid on a Dividend Payment Date, all dividends which shall have accrued on each share of Series C Preferred outstanding as of such Dividend Payment Date shall, for purposes of calculating dividends thereon, be added to the Stated Value of such share of Series C Preferred and shall remain a part thereof until paid, and dividends shall accrue at the Dividend Rate and be paid on such share of Series C Preferred on the basis of the Stated Value, as so adjusted. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred which are in arrears.

     (d) Dividends payable on each Dividend Payment Date shall be paid to record holders of the shares of Series C Preferred as they appear on the books of the Corporation at the close of business on the tenth Business Day immediately preceding the respective Dividend Payment Date or on such other record date as may be fixed by the Board of Directors of the Corporation in advance of a Dividend Payment Date, provided that no such record date shall be less than ten nor more than sixty calendar days preceding such Dividend Payment Date. Dividends in arrears may be declared and paid at any time to holders of record on a date not more than 60 days preceding the payment date as may be fixed by the Board of Directors. Dividends paid on shares of Series C Preferred in an amount less than the total amount of such dividends at the time payable shall be allocated pro rata on a share by share basis among all shares outstanding.

     (e) So long as any shares of Series C Preferred are outstanding, no dividend or other distribution, whether in liquidation or otherwise, shall be declared or paid, or set apart for payment on or in respect of, any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration prior to the stated maturity thereof (or any money be paid to a sinking fund or otherwise set apart for the purchase or redemption of any such Junior Securities), without the prior consent of the holders of a majority of the outstanding shares of Series C Preferred voting together as a separate class. So long as any shares of Series C Preferred are outstanding and without the prior consent of the holders of a majority of the outstanding shares of Series C Preferred voting together as a separate class, no dividend or other distribution, whether in liquidation or otherwise, shall be declared or paid, or set apart for payment on or in respect of, any Parity Securities, nor shall any Parity Securities be redeemed, purchased or otherwise acquired for any consideration prior to the stated maturity thereof (or any money be paid to a sinking fund or otherwise set apart for the purchase or redemption of any such Parity Securities), unless (i) if there are any accrued and unpaid dividends on the Series C Preferred Stock or such Parity Stock, such dividend or distribution shall be allocated to pay such accrued and unpaid dividends the Series C Preferred and such Parity Stock, pro rata based on the amount of such accrued and unpaid dividends and (ii) if all accrued and unpaid dividends have been paid on the Series C Preferred and such Parity Stock, such dividends and distributions shall be allocated pro rata to the holders of the Series C Preferred and the Parity Stock based on the respective liquidation preferences thereof.

     Section 4. LIQUIDATION PREFERENCE.

     (a) In the event of any liquidation, dissolution or winding up of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise), whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of shares of any Junior Securities, the holders of the shares of Series C Preferred shall be entitled to receive an amount per share equal to the Stated Value per share held by them, plus all accrued and unpaid dividends on each share. To the extent the available assets are insufficient to fully satisfy such amounts, then the holders of the Series C Preferred shall share ratably in such distribution in the proportion that each holder's shares bears to the total number of shares of Series B Preferred and Series C Preferred outstanding. No further payment on account of any such liquidation, dissolution or winding up of the Corporation shall be paid to the holders of the shares of Series C Preferred or the holders of any Parity Securities unless there shall be paid at the same time to the holders of the shares of Series C Preferred and the holders of any Parity Securities proportionate amounts determined ratably in proportion to the full amounts to which the holders of all outstanding shares of Series C Preferred and the holders of all such outstanding Parity Securities are respectively entitled with respect to such distribution. For purposes of this Section 4, a consolidation or merger of the Corporation with one or more partnerships, corporations or other entities or a sale, lease, exchange or transfer of all or any substantial part of the Corporation's assets for cash, securities or other property shall be deemed to be a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

     (b) After the payment of the full amount to the holders of Series C Preferred pursuant to the preceding paragraph, and subject to the rights of holders of Junior Securities other than the Common Stock, the holders of Common Stock shall share ratably in the distribution of the remaining available assets of the Corporation, in the proportion that each holder's shares of Common Stock, bears to the total number of shares of Common Stock of the Corporation outstanding.

     (c) Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than fifteen days prior to any payment date stated therein, to the holders of record of the shares of Series C Preferred at their respective addresses as the same shall appear in the records of the Corporation.

     Section 5. OPTIONAL REDEMPTION BY THE CORPORATION. The outstanding shares of Series C Preferred are subject to redemption in accordance with the following provisions:

     (a) Subject to the terms hereof, the Corporation may at its option elect to redeem the outstanding shares of Series C Preferred in multiples of not less than One Million Dollars ($1,000,000), until such time as the aggregate Redemption Price of the Outstanding Series C Preferred is $25,000,000; thereafter, any redemption under this Section 5 at the election of the Corporation must be of all shares of Series C Preferred then outstanding. The number of shares redeemed under this Section 5 shall be allocated among the holders of Series C Preferred according to, as measured on the date of the notice required by Section 5(c) below, the relative number of shares owned by each holder as compared to the total number of issued and outstanding shares of Series C Preferred.

     (b) The redemption price per share for Series C Preferred redeemed on any optional Redemption Date shall be the Redemption Price. Subject to Section 5(c) hereof, the aggregate Redemption Price on all shares shall be paid in cash from any source of funds legally available therefor.

     (c) Not less than thirty nor more than sixty days prior to the Redemption Date fixed for any redemption of any shares of Series C Preferred under this
Section 5, a notice specifying the Redemption Date and place of such redemption shall be given by first class mail, postage prepaid, to the holders of record of the shares of Series C Preferred to be redeemed at their respective addresses as the same shall appear on the books of the Corporation, calling upon each such holder of record to surrender to the Corporation on the Redemption Date at the place designated in such notice the holder's certificate or certificates representing the number of shares of Series C Preferred designated for redemption from such holder. On or after the Redemption Date, each holder of shares of Series C Preferred called for redemption shall surrender his certificate or certificates for such shares to the Corporation at the place designated in the redemption notice and shall thereupon be entitled to receive payment of the aggregate Redemption Price for such shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the shares of Series C Preferred designated for redemption (except the right to receive the Redemption Price without interest upon Surrender of the related certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

     Section 6. MANDATORY REDEMPTION; PUT RIGHT.

     (a) As soon as possible following (i) the sixth anniversary of the Original Issue Date, or (ii) a Change of Control, the Corporation shall redeem each Series C Preferred share for cash for the Redemption Price.

     (b) Following the closing of a Qualified Public Offering, the Corporation shall redeem for cash, in the manner provided for in subsection (c), a number of shares of Series C Preferred calculated by dividing the Series C Excess Offering Proceeds by the Redemption Price. The Series C Excess Offering Proceeds shall equal the Excess Offering Proceeds multiplied by a fraction the numerator of which is the aggregate Stated Value plus accrued and unpaid dividends of the Series C Preferred and the denominator of which is the aggregate Stated Value plus accrued and unpaid dividends of the Series C Preferred plus the aggregate Stated Value plus accrued and unpaid dividends of the Series B Preferred. If the number of shares of Series C Preferred which the Corporation is able to purchase with the Excess Offering Proceeds is less than the aggregate number of shares then outstanding, the Corporation shall redeem shares from each holder of Series C Preferred pro rata based on the number of shares of Series C Preferred owned by such holder. In either case, the price paid for each share redeemed under this subsection (b) shall be the Redemption Price.

     (c) Not less than thirty nor more than sixty days prior to the Redemption Date fixed for any redemption of any shares of Series C Preferred under Section 6(a) or (b) (or, if no date can be predetermined, then not later than five days following the consummation of a Qualified Public Offering or Change of Control), a notice specifying the mandatory Redemption Date and place of such redemption shall be given by first class mail, postage prepaid, to the holders of record of the shares of Series C Preferred at their respective addresses as the same shall appear on the books of the Corporation, calling upon each such holder of record to surrender to the Corporation on the mandatory Redemption Date at the place designated in such notice the holder's certificate or certificates representing the number of shares of Series C Preferred owned by such holder and being redeemed on such mandatory Redemption Date. On or after the mandatory Redemption Date, each holder of shares of Series C Preferred shall surrender his certificate or certificates for such shares to the Corporation at the place and amount designated in the redemption notice and shall thereupon be entitled to receive payment of the aggregate Redemption Price for such shares. From and after the mandatory Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the shares of Series C Preferred being redeemed (except the right to receive the Redemption Price without interest upon surrender of the related certificate or certificates) shall cease, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

     (d) If, at any time after the third anniversary of the Original Issue Date, the Company fails to fully make a then-current dividend payment in cash (not including amounts representing accrued and unpaid dividends up to the third anniversary of the Original Issue Date) at the end of any calendar quarter, then the holders of shares of Series C Preferred (as approved by the holders of at least two-thirds of the outstanding shares of Series C Preferred), shall have the option to require the Corporation to redeem each outstanding share of Series C Preferred for cash at the Redemption Price. In the event such option is exercised, all holders of Series C Preferred shall deliver the certificates representing the shares of Series C Preferred to the Corporation and a notice of the election of the holders to have all of such shares redeemed. Upon receipt of such certificate and notice, the Corporation shall, subject to any applicable restrictions of law or regulations, promptly redeem the shares for which such holders have elected to be redeemed and pay to or on the order of such holders in immediately available funds the full Redemption Price for each share of Series C Preferred then outstanding.

     (e) In connection with a redemption under Section 6(a) or (d), if the Corporation has insufficient funds (whether by legal prohibition or otherwise) to initially redeem all shares required to be redeemed thereunder, then the Corporation shall from time to time whenever possible use the maximum amount of funds available (until all shares of Series C Preferred are redeemed), and in each partial redemption the number of shares redeemed and the redemption price therefor shall be allocated according to the relative number of Series C Preferred shares owned by each holder as compared to the total number of shares of Series C Preferred outstanding at such time.

     Section 7. REACQUIRED SHARES. Any shares of Series C Preferred repurchased, redeemed, converted or otherwise acquired by the Corporation shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be reissued.

     Section 8. VOTING RIGHTS.

     (a) Except as otherwise provided in this Section 8 or required by law or any provision of the Articles of Incorporation of the Corporation, the shares of Series C Preferred shall not confer any voting rights.

     (b) For so long as any shares of Series C Preferred remain issued and outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of a majority of the shares of Series C Preferred then outstanding, voting together as a separate class: (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock, or any security convertible into or exchangeable for shares of capital stock or reclassify or modify any Junior Securities so as to become Parity Securities or Senior Securities; (ii) amend, repeal or change any of the provisions of the Articles of Incorporation of the Corporation (including the Certificate of Designations relating to the Series C Preferred), (iii) authorize or take any action resulting in the merger, reorganization, change of control, conversion, or sale of all or substantially all of the assets of the Corporation; (iv) redeem, repurchase or otherwise reacquire any shares of a class or series of Junior Securities or Parity Securities (other than redemptions from employees of the Corporation in connection with their employment termination); (v) authorize or take any action resulting in a transaction between the Corporation and one of its affiliates (other than a wholly-owned subsidiary), unless on terms no less favorable than would have been available with either a less than wholly-owned subsidiary of the Corporation or an independent third party; or (vi) increase or decrease the size of the Board of Directors.

     Section 9. RECORD HOLDERS. The Corporation may deem and treat the record holder of any shares of Series C Preferred as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

     Section 10. NOTICE. Except as may otherwise be provided by law or provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon receipt upon the earlier of receipt of such notice or three Business Days after the mailing of such notices sent by Registered Mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) with postage prepaid, addressed: If to the Corporation, to its principal executive offices (Attention: Corporate Secretary) or to any agent of the Corporation designated as permitted hereby; or if to a holder of the Series C Preferred, to such holder at the address of such holder of the Series C Preferred as listed in the stock record books of the Corporation, or to such other address as the Corporation or holder as the case may be, shall have designated by notice similarly given.

     Section 11. SUCCESSORS AND TRANSFEREES. The provisions applicable to shares of Series C Preferred shall bind and inure to the benefit of and be enforceable by the Corporation, the respective successors to the Corporation, and by any record holder of shares of Series C Preferred.

     Section 12. DENIAL OF PREEMPTIVE RIGHTS. The Series C Preferred is not entitled to any preemptive or subscription right in respect of any securities of the Corporation.

     RESOLVED FURTHER, that the appropriate officers of the Corporation be, and they are hereby, authorized and directed from time to time to execute such certificates, instruments or other documents and do all such things as may be necessary, or advisable in their discretion in order to carry out the terms hereof, including the filing with the Secretary of State for the State of Texas of a copy of the foregoing resolution executed by an officer of the Corporation.


Dated: March __, 2000

                                        BARGO ENERGY COMPANY


                                        ---------------------------------
                                        Jonathan M. Clarkson
                                        President